                                                                     EXHIBIT 4.7
                                                                       EXHIBIT C

      THIS PREFERRED WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS PREFERRED WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER JURISDICTION. THE SECURITIES REPRESENTED HEREBY MAY NOT BE OFFERED, SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER APPLICABLE SECURITIES LAWS UNLESS OFFERED, SOLD OR TRANSFERRED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.

                                         Right to Purchase Shares of
                                         Series C Convertible Preferred Stock,
                                         par value $0.01 per share, and Warrants
                                         to Purchase Shares of Common Stock, par
                                         value $0.02 per share

Date: July 1, 2005

                             PDG ENVIRONMENTAL, INC.

                                     WARRANT

                           TO PURCHASE PREFERRED STOCK

                            AND COMMON STOCK WARRANTS

                           OF PDG ENVIRONMENTAL, INC.

      THIS CERTIFIES THAT, for value received, ____________________, or its registered assigns, is entitled to purchase from PDG Environmental, Inc., a corporation organized under the laws of the State of Delaware (the "COMPANY"), at any time or from time to time during the period specified in Section 3 hereof, up to ___________ (____)units (the "ADDITIONAL UNITS"), each Additional Unit consisting of (1) one (1) fully-paid and nonassessable share (the "ADDITIONAL PREFERRED SHARES") of the Company's Series C Convertible Preferred Stock, par value $0.01 per share (the "PREFERRED STOCK"), with the rights and privileges set forth in the form of Certificate of Designation, Preferences and Rights attached hereto as Exhibit A (the "CERTIFICATE OF DESIGNATIONS") and (2)
(A) a warrant, in the form attached hereto as Exhibit B1, to purchase two hundred and fifty (250) shares of the Company's common stock, par value $0.02 per share (the "COMMON STOCK"), at an exercise price of One Dollar and Eleven Cents ($1.11)
per share, and (B) a warrant, in the form attached hereto as Exhibit B2, to purchase two hundred and fifty (250) shares of the Company's Common Stock at an exercise price of One Dollar and Thirty-Three Cents ($1.33) per share (the "ADDITIONAL WARRANTS"). The exercise price per Additional Unit shall be One Thousand Dollars ($1,000) (the "EXERCISE PRICE"). The term "PREFERRED WARRANT" and all references thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented, including all Preferred Warrants issued upon transfer or exchange of this Preferred Warrant as provided herein, and the term "PREFERRED WARRANTS" means this Preferred Warrant and the other Preferred Warrants of the Company issued pursuant to that certain Securities Purchase Agreement, dated as of July 1, 2005, by and among the Company and the other signatories thereto (the "SECURITIES PURCHASE AGREEMENT").

      This Preferred Warrant is subject to the following terms, provisions and conditions:

1.    Exercise of Preferred Warrant.

      (a) This Preferred Warrant may be exercised, at any time during the Exercise Period (as defined in Section 3), by the holder hereof, in whole or in part, by the surrender of this Preferred Warrant, together with a completed exercise agreement in the form attached hereto (the "EXERCISE AGREEMENT"), to the Company during normal business hours on any business day at the Company's principal executive offices (or such other office or agency of the Company as it may designate by written notice to the holder hereof), and upon payment to the Company in cash, by certified or official bank check or by wire transfer for the account of the Company, of the Exercise Price for the Additional Units as to which this Preferred Warrant is being exercised.

      (b) The Additional Units purchased upon exercise of this Preferred Warrant in accordance with this Section 1 shall be deemed to be issued to the holder hereof or the holder's designee, as the record owner of such Additional Units, and shall be deemed to be outstanding, in each case, as of the close of business on the date on which this Preferred Warrant shall have been surrendered, the completed Exercise Agreement shall have been delivered, and payment shall have been made for such Additional Units as set forth above or, if such date is not a business day, on the next succeeding business day. The Additional Units so purchased, representing the aggregate number of Additional Units specified in the Exercise Agreement, shall be delivered to the holder hereof or the holder's designee within a reasonable time, not exceeding three (3) business days, after this Preferred Warrant shall have been so exercised (the "DELIVERY PERIOD"). Any certificates representing Additional Preferred Shares and Additional Warrants comprising the Additional Units shall be in such denominations as may be reasonably requested by the holder hereof or the holder's designee and shall be registered in the name of the holder or such other name as shall be designated by the holder. If this Preferred Warrant shall have been exercised only in part, then the Company shall, at its expense, at the time of delivery of such certificates, deliver to the holder a new Preferred Warrant representing the number of Additional Units with respect to which this Preferred Warrant shall not then have been exercised; provided, however, that the holder hereof shall be entitled to exercise all or any portion of such new Preferred Warrant at any time following the time at which this Preferred Warrant is exercised, regardless of whether the Company has actually issued such new Preferred Warrant or delivered to the holder a certificate therefor.

2.    Delivery of Additional Preferred Shares and Additional Warrants.

      (a) Upon delivery of an Exercise Notice and tender of the Exercise Price by the holder hereof, the Company shall deliver to the holder hereof (i) (A) a certificate or certificates in respect of the Additional Preferred Shares and
(B) the Additional Warrants issuable upon such exercise, in each case, in such name or names and in the denominations as the holder hereof may designate, (ii) a certificate from an officer of the Company that each representation and warranty of the Company set forth in Section 3 of the Purchase Agreement is true and correct as of the Exercise Date as though made on and as of such date, and each other condition specified in Section 7 of the Purchase Agreement has been satisfied as of the Exercise Date.

      (b) The Company's obligation to issue and deliver Additional Preferred Shares and Additional Warrants in accordance with the terms hereof is absolute and unconditional, regardless of any action or inaction by the holder hereof to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any set-off, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the holder hereof or any other Person of any obligation to the Company or any violation or alleged violation of law by the holder hereof or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the holder hereof in connection with the issuance of Additional Units. Nothing herein shall limit the right of any holder hereof to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company's failure to deliver certificates representing Additional Preferred Shares and an Additional Warrant upon exercise of the Preferred Warrant at the times and in the form required pursuant to the terms hereof.

3. Period of Exercise. This Preferred Warrant shall be exercisable at any time or from time to time during the period (the "EXERCISE PERIOD") commencing on the date of initial issuance of this Preferred Warrant (the "ISSUE DATE") and ending at 5:00 p.m., New York City time, on the ninetieth (90th) day after the later of (a) the date on which the Registration Statement, as defined in and pursuant to that certain Registration Rights Agreement, dated as of July 1, 2005, by and among the Company and the other signatories thereto, is first declared effective by the United States Securities and Exchange Commission and
(b) the date on which the Company, pursuant to Section 4(f) of the Securities Purchase Agreement, shall have (i) obtained stockholder approval of an amendment to its Certificate of Incorporation increasing the number of authorized shares of Common Stock from thirty million (30,000,000) shares to at least sixty million (60,000,000) shares and (ii) taken any and all other actions necessary to (x) effect such amendment to its Certificate of Incorporation and (y) upon obtaining such stockholder approval, reserve such number of shares of its authorized but unissued shares of Common Stock that is equal to (A) the aggregate number of shares of Common Stock issuable in satisfaction of the Issuance Obligations (as defined in the Securities Purchase Agreement) immediately following the consummation of the transactions contemplated by the Securities Purchase Agreement, multiplied by (B) one hundred and twenty-five percent (125%).

4. Issue Tax. The issuance of certificates for Additional Preferred Shares and the issuance of Additional Warrants upon the exercise of this Preferred Warrant shall be made without charge to the holder hereof or such shares for any issuance tax or other costs in respect thereof, provided that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than the holder hereof.

5. Adjustments. The Conversion Price, Exercise Price and other respective terms of the Additional Preferred Shares and Additional Warrants issuable upon exercise of this Preferred Warrant shall be subject to adjustment from time to time as set forth in the Certificate of Designations or Additional Warrants, as applicable, and all such terms are incorporated by reference herein. The Company will deliver to the holder hereof written notice, at the same time that it is required to give such notice under the Certificate of Designations or the Additional Warrants, of any event or transaction potentially giving rise to an adjustment or modification of the terms and provisions of the Additional Preferred Shares or the Additional Warrants. The Company will take all steps reasonably necessary in order to insure that the holder hereof is able to exercise this Preferred Warrant prior to the time of such event or transaction so as to participate in or vote with respect to such event or transaction.

6. No Rights or Liabilities as a Shareholder. This Preferred Warrant shall not entitle the holder hereof to any voting rights or other rights as a stockholder of the Company. No provision of this Preferred Warrant, in the absence of affirmative action by the holder hereof to purchase Additional Units and, thereafter, to purchase shares of Common Stock upon the conversion of the Additional Preferred Shares or the exercise of the Additional Warrants, and no mere enumeration herein of the rights or privileges of the holder hereof, shall give rise to any liability of such holder for the Exercise Price or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

7.    Transfer, Exchange, Redemption and Replacement of Preferred Warrant.

      (a) Restriction on Transfer. This Preferred Warrant and the rights granted to the holder hereof are transferable, in whole or in part, upon surrender of this Preferred Warrant, together with a properly executed assignment in the form attached hereto, at the office or agency of the Company referred to in Section 9(f) below, provided, however, that any transfer or assignment shall be subject to the conditions set forth in Sections 7(f) hereof and to the provisions of
Section 5 of the Securities Purchase Agreement. Until due presentment for registration of transfer on the books of the Company, the Company may treat the registered holder hereof as the owner and holder hereof for all purposes, and the Company shall not be affected by any notice to the contrary. Notwithstanding anything to the contrary contained herein, the registration rights described in
Section 8 hereof are assignable only in accordance with the provisions of the Registration Rights Agreement.

      (b) Preferred Warrant Exchangeable for Different Denominations. This Preferred Warrant is exchangeable, upon the surrender hereof by the holder hereof at the office or agency of the Company referred to in Section 9(f) below, for new Preferred Warrants of like tenor of different denominations representing in the aggregate the right to purchase the number of Additional Units which may be purchased hereunder, each of such new Preferred Warrants to represent the right to purchase such number of Additional Units as shall be designated by the holder hereof at the time of such surrender.

      (c) Replacement of Preferred Warrant. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Preferred Warrant and, in the case of any such loss, theft, or destruction, upon delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company, or, in the case of any such mutilation, upon surrender and cancellation of this Preferred Warrant, the Company, at its expense, will execute and deliver, in lieu thereof, a new Preferred Warrant of like tenor.

      (d) Cancellation; Payment of Expenses. Upon the surrender of this Preferred Warrant in connection with any transfer, exchange, or replacement as provided in Section 7(c) hereof, this Preferred Warrant shall be promptly canceled by the Company. The Company shall pay all taxes (other than securities transfer taxes) and all other expenses (other than legal expenses, if any, incurred by the holder of this Preferred Warrant or transferees) and charges payable in connection with the preparation, execution, and delivery of Preferred Warrants pursuant to Section 7(c) hereof. The Company shall indemnify and reimburse the holder of this Preferred Warrant for all losses and damages arising as a result of or related to any breach of the terms of this Preferred Warrant, including costs and expenses (including legal fees) incurred by such holder in connection with the enforcement of its rights hereunder.

      (e) Preferred Warrant Register. The Company shall maintain, at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the holder hereof), a register for this Preferred Warrant, in which the Company shall record the name and address of the person in whose name this Preferred Warrant has been issued, as well as the name and address of each transferee and each prior owner of this Preferred Warrant.

      (f) Transfer or Exchange Without Registration. If, at the time of the surrender of this Preferred Warrant in connection with any transfer or exchange of this Preferred Warrant, this Preferred Warrant (or, in the case of any exercise, the Additional Preferred Shares and Additional Warrants issuable hereunder) shall not be registered under the Securities Act and under applicable state securities or blue sky laws, the Company may require, as a condition of allowing such transfer or exchange, (i) that the holder or transferee of this Preferred Warrant, as the case may be, furnish to the Company a written opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that such transfer or exchange may be made without registration under the Securities Act and under applicable state securities or blue sky laws (the cost of which shall be borne by the Company if the Company's counsel renders such an opinion, and up to $1,000 of such cost shall be borne by the Company if the holder's counsel is required to render such opinion), (ii) that the holder or transferee execute and deliver to the Company an investment letter in form and substance acceptable to the Company and (iii) that the transferee be an "ACCREDITED INVESTOR" as defined in Rule 501(a) promulgated under the Securities Act; provided, however, that no such opinion, letter, or status as an "accredited investor" shall be required in connection with a transfer pursuant to Rule 144 under the Securities Act.

8. Registration Rights. The initial holder of this Preferred Warrant (and certain assignees thereof) is entitled to the benefit of such registration rights in respect of the Warrant Shares and Conversion Shares (each as defined in the Securities Purchase Agreement) as are set forth in the Registration Rights Agreement, including the right to assign such rights to certain assignees, as set forth therein.

9.    Miscellaneous.

      (a) Governing Law; Jurisdiction. This Preferred Warrant shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in the State of Delaware. The Company irrevocably consents to the exclusive jurisdiction of the United States federal courts and the state courts located in the County of New Castle, State of Delaware, in any suit or proceeding based on or arising under this Preferred Warrant and irrevocably agrees that all claims in respect of such suit or proceeding ay be determined in such courts. The Company irrevocably waives the defense of an inconvenient forum to the maintenance of such suit or proceeding in such forum. The Company further agrees that service of process upon the Company mailed by first class mail shall be deemed in every respect effective service of process upon the Company in any such suit or proceeding. Nothing herein shall affect the right of the holder to serve process in any other manner permitted by law. The Company agrees that a final non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.

      (b) Successors and Assigns. This Preferred Warrant shall be binding upon any entity succeeding to the Company by merger, consolidation, or acquisition of all or substantially all of the Company's assets.

      (c) Construction. Whenever the context requires, the gender of any word used in this Preferred Warrant includes the masculine, feminine or neuter, and the number of any word includes the singular or plural. Unless the context otherwise requires, all references to articles and sections refer to articles and sections of this Preferred Warrant, and all references to schedules are to schedules attached hereto, each of which is made a part hereof for all purposes. The descriptive headings of the several articles and sections of this Preferred Warrant are inserted for purposes of reference only, and shall not affect the meaning or construction of any of the provisions hereof.

      (d) Severability. If any provision of this Preferred Warrant shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Preferred Warrant or the validity or enforceability of this Preferred Warrant in any other jurisdiction.

      (e) Entire Agreement; Amendments. This Preferred Warrant contains the entire understanding of the Company and the holder hereof with respect to the matters covered herein. Subject to any additional express provisions of this Preferred Warrant, no provision of this Preferred Warrant may be waived other than by an instrument in writing signed by the party to be charged with enforcement, and no provision of this Preferred Warrant may be amended other than by an instrument in writing signed by the Company and the holder.

      (f) Notices. Any notices required or permitted to be given under the terms of this Preferred Warrant shall be sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carrier or by confirmed facsimile transmission, and shall be effective five days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile transmission, in each case addressed to a party. The initial addresses for such communications shall be as follows, and each party shall provide notice to the other parties of any change in such party's address:

            (i)   If to the Company:

                  PDG Environmental, Inc.
                  1386 Beulah Road, Building 801
                  Pittsburgh, Pennsylvania 15235
                  Telephone: (412) 243-3200
                  Facsimile: (412) 243-4900
                  Attention: Chief Executive Officer

                  with a copy simultaneously transmitted by like means (which transmittal shall not constitute notice hereunder) to:

                  Cohen & Grigsby, P.C.
                  11 Stanwix Street, 15th Floor
                  Pittsburgh, PA 15222
                  Telephone: (412) 297-4831
                  Facsimile: (412) 209-1825
                  Attention: James D. Chiafullo, Esq.

            (ii) If to the holder, at such address as shall be set forth in the Preferred Warrant Register from time to time.

      (g) Successors and Assigns. This Preferred Warrant shall be binding upon and inure to the benefit of the parties and their successors and assigns. Except as provided herein, the Company shall not assign this Preferred Warrant or its obligations hereunder. The holder hereof may assign or transfer this Preferred Warrant and such holders rights hereunder in accordance with Section 7 hereof.

      (h) Equitable Relief. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holder by vitiating the intent and purpose of this Preferred Warrant. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations hereunder will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Preferred Warrant, that the holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

                [REMAINDER OF THIS PAGE LEFT BLANK INTENTIONALLY]

      IN WITNESS WHEREOF, the Company has caused this Preferred Warrant to be signed by its duly authorized officer.

                             PDG ENVIRONMENTAL, INC.

                             By:
                                 -----------------------------------------------
                             Name: John C. Regan
                             Title: President & CEO

                      [SIGNATURE PAGE TO PREFERRED WARRANT]

                             FORM OF EXERCISE NOTICE

    (TO BE EXECUTED BY THE HOLDER IN ORDER TO EXERCISE THE PREFERRED WARRANT)

To:   PDG Environmental, Inc.
      1386 Beulah Road, Building 801
      Pittsburgh, Pennsylvania 15235
      Telephone: (412) 243-3200
      Facsimile: (412) 243-4900
      Attention: Chief Executive Officer

1. The undersigned Holder of Preferred Warrant No. _______ (the "PREFERRED WARRANT") issued by PDG Environmental, Inc., a Delaware corporation (the "COMPANY"), hereby exercises its right to purchase ____________ Additional Units. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Preferred Warrant.

2. The Holder shall pay the Exercise Price of $____________ to the Company in accordance with the terms of the Preferred Warrant.

3. The Company shall deliver to the Holder the Additional Preferred Shares and Additional Warrants comprising the Additional Units into which this Preferred Warrant is exercised in accordance with the terms of the Preferred Warrant.

4. Following the exercise effected hereby, the Preferred Warrant shall be exercisable into ______________ Additional Units.

Dated:_________________                     ____________________________________
                                                  Signature of Holder

                                            ____________________________________
                                                  Name of Holder (Print)

                                                   Address:

                                            ____________________________________

                                            ____________________________________

                                            ____________________________________

                               FORM OF ASSIGNMENT

      FOR VALUE RECEIVED, the undersigned hereby sells, assigns, and transfers all the rights of the undersigned under the within Preferred Warrant, with respect to the number of Additional Preferred Shares and Additional Warrants covered thereby set forth herein below, to:

Name of Assignee  Address  No. of Shares
----------------  -------  -------------

, and hereby irrevocably constitutes and appoints
_____________________________________ as agent and attorney-in-fact to transfer said Preferred Warrant on the books of the within-named corporation, with full power of substitution in the premises.

Dated: _____________________, ____

In the presence of

____________________

                                 Name:__________________________________________

                                 Signature:_____________________________________
                                 Title of Signing Officer or Agent (if any):

                                 _______________________________________________

                                 Address:_______________________________________

                                         _______________________________________

                                         _______________________________________


                                 Note: The above signature should correspond
                                       exactly with the name on the face of the within Preferred Warrant.